EXHIBIT H
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                    Proposed Form of Federal Register Notice

SECURITIES AND EXCHANGE COMMISSION

          (Release No. ____________)

Filings under the Public Utility Holding Company Act of 1935, as amended ("Act") _____________, 2000.

          Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) for complete statements of the proposed transaction(s) summarized below. The applications(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

          Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by _____________, 2000 to the Secretary, Securities and Exchange Commission, Washington DC 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After _______, 2000, the application(s) and/or declaration(s), as filed and amended, may be granted and/or permitted to become effective.

ENERGY EAST, ET AL.
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          Energy East Corporation, a New York corporation ("Energy East ")
exempt from registration by order under Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended (the "Act"), whose principal offices are located at P.O. Box 1196, Stamford, CT 06904-1196, filed an Application/Declaration on Form U-1 (File No. 70-09569) (the "Merger U-1") with the Securities and Exchange Commission (the "Commission") under sections 9(a)(2) and 10 seeking approval relating to the proposed acquisition by Energy East of CMP Group, Inc., a Maine corporation ("CMP Group"), CTG Resources, Inc., a Connecticut corporation ("CTG"), and Berkshire Energy Resources, a Massachusetts business trust ("Berkshire") pursuant to which CMP Group, CTG and Berkshire will each become a direct wholly-owned subsidiary of Energy East (the "Merger"). The Commission recently approved under a separate application (File No. 70-09545) the merger of Energy East with Connecticut Energy Corporation, a Connecticut corporation, pursuant to which Connecticut Energy Corporation became a wholly owned subsidiary of Energy East. Energy East Corporation, et al., Holding Company Release No. 27128 (February 2, 2000). A third Application (File No. 70-9609, the "Financing U-1 Application"), was filed seeking approval for a program of external financing, credit support arrangements, and other related


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proposals for the period commencing on the effective date of an order issued pursuant to the filing and ending December 31, 2003.

          Energy East will register as a public utility holding company following the consummation of its proposed combinations with CMP Group, CTG and Berkshire.

          Energy East requests the authorization and approval by the Commission with respect to the provision of intra-system administrative, management and support services following the registration of Energy East as a holding company. Specifically, Energy East requests that the Commission approve the designation of its wholly-owned direct subsidiary, Energy East Management Corporation, a Delaware corporation ("EE Management"), as a subsidiary service company in accordance with the provisions of Rule 88 under the Act. In addition, Energy East requests the authorization and approval of the form of services agreements (the "Services Agreement") that EE Management will enter into with each of its associate public-utility companies and each of its associate non-utility companies that it serves and the form of services agreement that each associate public utility company will enter with each associate company. Further, Energy East requests approval, to the extent required, to continue service under certain existing agreements between Energy East system companies, including entering into extensions and renewals of such agreements or agreements with other associate companies on substantially the same terms as are presently in existence. Lastly, Energy East requests that the Commission find that EE Management is so organized and will so conduct its operations so as to meet the requirements of Section 13 of the Act and the Commission's rules under the Act.

          The Service Agreements will provide methodologies to ensure that the client companies pay to EE Management the cost of all services, computed in accordance with the applicable rules and regulations (including, but not limited to rules 90 and 91) under the Act and appropriate accounting standards. Where more than one company is involved in or has received benefits from a service performed by EE Management, the Service Agreements will provide that client companies will pay their fairly allocated pro rata share in accordance with the methods set out in appendices to the Service Agreements. Thus, charges for all services provided by EE Management to associate utility companies and non-utility companies will be on an "at cost" basis as determined under rules 90 and 91 under the Act.


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